EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ASYST WILL REDEEM OUTSTANDING $86 MILLION CONVERTIBLE
SUBORDINATED DEBENTURE, ESTABLISHES NEW $138 MILLION CREDIT
FACILITY
FREMONT, Calif., July 31, 2007 — Asyst Technologies, Inc. (Nasdaq GM: ASYT) today announced that it will redeem its outstanding $86.25 million 5 3/4% convertible subordinated notes due July 3, 2008. The company has entered into a credit agreement with KeyBank National Association (NYSE: KEY), acting as lead manager and administrative agent, for a new five-year $137.5 million multi-currency senior secured credit facility. Asyst is using proceeds from this new facility as well as available cash to redeem the convertible notes and to repay the approximately $55 million outstanding under an existing credit facility, which the company has terminated. Other banks participating in the credit facility include Citibank, Silicon Valley Bank, and Citizens Bank, a subsidiary of the Royal Bank of Scotland Group, plc.
     The credit agreement provides for an $85 million term loan facility and a revolving credit facility of $52.5 million. The agreement may be amended to increase the revolving credit facility to $65 million (increasing the total of both facilities to $150 million) to accommodate additional syndication demand, if any.
     The facilities carry variable interest rates based on certain indices, such as Yen LIBOR, US Dollar LIBOR, the Fed Funds Rate, or KeyBank’s Prime Rate, plus applicable margins. The company expects most of its borrowing under these facilities will be in Yen LIBOR and will incur an initial interest rate before tax of approximately 3.40%, based on anticipated senior leverage ratios and current interest rates. Upon redemption of the company’s outstanding convertible notes (including an expected redemption premium of 0.83%), the company expects to reduce the ongoing pretax interest expense on its outstanding indebtedness by approximately $2.0 million annually.
     “These transactions significantly enhance Asyst’s capital structure and financial flexibility,” said Michael A. Sicuro, chief financial officer of Asyst. “The redemption of our outstanding convertible debt eliminates 5.7 million shares of potential dilution and simplifies our balance sheet. This combination of transactions also improves the tax efficiency of our debt structure, which we believe will lead to approximately $1 million of annual cash tax savings, in addition to the $2 million of annual cash interest savings.”
     Bank fees, costs and related legal and other expenses of approximately $3.6 million will be amortized as additional interest expense over the five-year term of the new facility. In conjunction with repayment and termination of an existing credit facility and redemption of the company’s outstanding convertible notes, the company expects in its fiscal second quarter ending Sept. 30, 2007 to incur non-cash charges of approximately $3.5 million to write-off fees, costs and other expenses related to those past credit agreements. In anticipation of related repayment of certain inter-company loans, in its fiscal first quarter ended June 30, 2007 the company expects to recognize foreign currency translation charges of approximately $2.5 million, which is expected to be partially offset by a related foreign currency gain of $1.2 million in the fiscal second quarter ending Sept. 30, 2007.
     Separately, the company has renewed an existing unsecured revolving credit facility and established a new revolving credit facility in Japan with total borrowing capacity of approximately 3.2 billion Yen at variable rates of TIBOR (currently 0.62 percent) plus a margin of approximately 0.60 percent. In addition, the company has existing revolving credit facilities in Japan totaling 2.0 billion Yen that it expects to renew later in its current fiscal year.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding anticipated interest rates, charges, cost savings and non-cash charges and ability to reduce tax and interest expense, our ability to negotiate extensions of current credit facilities in Japan, and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties related to future available credit and market interest rates; uncertainties related to the company’s ability to maintain compliance with certain covenants and certain total and senior leverage ratios; uncertainties arising from our inability to maintain effective internal control over financial reporting; the impact of lawsuits or other proceedings initiated in relation to the company’s prior stock option grant practices; uncertainty that these or other matters could comprise a material weakness in the Company’s internal control over financial reporting, which could prevent the company from timely meeting its future reporting requirements or obligations to maintain effective internal control; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2007, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2007, Asyst Technologies, Inc. All Rights Reserved.

Contact:	John Swenson
Asyst Technologies, Inc.
510-661-5000